EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No.1 to Registration Statement No. 333- 41976 on Form S-8 and Registration Statement No. 333-195700 on Form S-3ASR of our report dated February 23, 2015, relating to the financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc., and of our report dated February 23, 2015 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of American Axle & Manufacturing Holdings, Inc.'s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
February 23, 2015